Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
Jack Henry & Associates Mourns the Passing of Board Member Laura Kelly

MONETT, Mo., March 22, 2024 – Jack Henry & Associates Inc.® (Nasdaq: JKHY) announced today with great sadness the passing of Laura Kelly, who has served on the Jack Henry Board of Directors since 2013.
“Laura was not only a dedicated member of our Board but also a cherished colleague and friend,” said Jack Henry Board Chair and CEO David Foss. “The Board has greatly benefited from Laura's extensive leadership experience in innovation, payments, risk, and compliance. Her insight, wisdom, and financial expertise leave a lasting legacy on our company and for all of us who had the privilege of working with her.”
As a member of the Jack Henry Board, Kelly chaired the Governance Committee and served on the Risk and Compliance Committee. With over 30 years in senior leadership roles, Kelly has been instrumental in providing expert guidance and perspective to the company. A former Managing Director of CoreLogic, Kelly served as President of The Columbia Institute, a mortgage industry education affiliate. Her prior experiences include senior leadership roles at Dun & Bradstreet Corporation, American Express Company, and MasterCard Worldwide Inc.

About Jack Henry & Associates, Inc.®
Jack Henry™ (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For more than 47 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,500 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are “forward-looking statements.” Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.